Exhibit 23.2
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT
We consent to the incorporation by reference in this Registration Statement of Doma Holdings, Inc. on Form S-8 of our report dated March 1, 2021, except for the effects of the restatement discussed in Note 2 as to which the date is May 10, 2021 with respect to our audits of the financial statements of Capitol Investment Corp. V as of December 31, 2020 and 2019, and for each of the two years in the period ended December 31, 2020, which report appears in the Annual Report on Form 10-K/A, which is part of this Registration Statement. We were dismissed as auditors on July 28, 2021 and accordingly, we have not performed any audit or review procedures with respect to any financial statements incorporated by reference in such Registration Statement for the periods after the date of our dismissal.
/s/ Marcum LLP
Marcum LLP
Melville, NY
October 4, 2021